PROJECT DEVELOPMENT AGREEMENT PHASE TWO BETWEEN ETHANEX ENERGY INC. AND DELTA-T CORPORATION

This Agreement is entered into this 22nd day of **September**, **2006** by and between DELTA-T Corporation, a Virginia corporation located at 323 Alexander Lee Parkway, Williamsburg, Virginia 23185, USA (hereinafter "DELTA-T"), and **Ethanex Energy Inc**, a **corporation** registered in **Delaware** (hereinafter "Client"), which parties may be referred to individually as a "Party" or jointly as the "Parties."

WITNESSETH

WHEREAS, DELTA-T is in the business of developing, designing, and supplying commercial technologies, equipment and manufacturing facilities to perform a wide range of process industry applications, including, without limitation, grain processing, ethanol production, evaporation, distillation, dehydration, adsorption, solvent recovery and waste treatment; and

WHEREAS, Client intends to develop an ethanol plant having the potential capacity to produce **132** million **gallons** per year at a site to be located in **Franklin County, Illinois near the city of Benton** (hereinafter "Plant" or "Project"); and

WHEREAS, Client wishes to retain DELTA-T to provide ethanol technology, process design, process documentation, and other related services in order to assist Client in assembling all of the information, permits, agreements and resources necessary for construction of Plant (hereinafter "Project"), and DELTA-T is willing to provide such services for a fixed fee, provided that Client enters into an exclusive relationship with DELTA-T to provide technology transfer services for the Plant on the terms and conditions set forth herein; Further more Client expects Delta-T to enter into a subcontract agreement with Client's EPC contractor to provide additional services as set forth in the EPC subcontract including but not limited to operator training, Plant start-up and performance testing; and

WHEREAS, Client recognizes that DELTA-T is foregoing other significant business opportunities in order to perform such services, and that the provisions of this Agreement concerning exclusivity are essential to this Agreement and that DELTA-T would not be willing to enter into this Agreement without those provisions;

NOW THEREFORE, IN CONSIDERATION of the mutual terms and conditions of this Agreement, Client and DELTA-T agree as follows:

ARTICLE 1
SCOPE OF PROJECT DEVELOPMENT AND PRELIMINARY ENGINEERING SERVICES

Client hereby retains DELTA-T, and DELTA-T hereby agrees, to provide per the terms of this Agreement, the services described in this Section 1.1 to help Client develop the Project.

1.1 **Basic Project Development Services**:

DELTA-T shall:

1.1.1 Help Client develop and analyze feasible Project alternatives, including potential facility sites, and assist in the selection of the most appropriate technical and site options in conjunction with the needs of the Project;

1.1.2 Provide projected plant operating costs and assist Client with profitability and sensitivity analyses for selected Project alternative(s);

1.1.3 Work with Client to define Plant specifications, and assist in developing Project roles and responsibilities for all participating parties;

1.1.4 Develop a preliminary general arrangement drawing for the Plant based on the selected alternatives and site physical and geo-technical data provided by the Client;

1.1.5 Provide process emissions data for environmental permitting activities in support of the environmental permitting firm to be retained by Client;

1.1.6 Utilize DELTA-T's experience in ethanol plant operation, products marketing, and industry economics to help Client develop a business plan;

1.1.1 Provide presentation-grade technical and economic data and strategic guidance to assist Client in making presentations to potential equity investors and financial institutions; and

1.1.2 Develop a preliminary engineering and construction schedule based on its best assessment of external issues such as environmental permitting, funding availability, and expected start dates for detailed engineering and construction.

1.1.3 Provide a basic process engineering package (SCHEDULE A PACKAGE as defined in Exhibit A) suitable for estimating construction cost by others.

DELTA-T shall continue to develop and make modifications to each of the services referenced under Section 1.1 as necessary in accordance with changing or evolving Project plans. DELTA-T shall perform such services at such times, and according to such schedule, as reasonably necessary to support effective development of the Project. DELTA-T shall perform and furnish such services in a manner consistent with the highest care and skill ordinarily used by members of the engineering professions practicing under similar conditions.

1.2 **Client's Responsibilities:** The entity that will own the Project, whether it is the Client or another entity, shall hereinafter be referred to as "Owner." Client shall perform, or cause Owner to perform, the following tasks to assure development of the Project, and such other tasks as may be required to achieve funding for the Project:

1.2.1 Promptly provide to DELTA-T, upon its request, such design decisions and information related to site selection, plant size, interface of the Plant to other sections of the Project, and other key project design parameters as DELTA-T may reasonably request from time to time;

1.2.2 Create a Project development strategy and timeline, in cooperation with DELTA-T, (the "Plan"), for the purposes of fully defining the Project its specifications and of obtaining one or more letter(s) of commitment for financing in an amount and on terms and conditions sufficient to enable Client or Owner to execute the Project, and on terms otherwise acceptable to Client ("Financing");

1.2.3 Execute the Plan in a diligent manner,;

1.2.4 Cooperate with DELTA-T to define Project specifications, and define Project development roles for all participating parties;

1.2.5 Develop a business plan, in cooperation with DELTA-T, based on the information provided by DELTA-T under Section 1.1 above; and

1.2.6 Otherwise cooperate with DELTA-T in the development of the Project as mutually agreed between the Parties.

Client, or Owner, shall use commercially reasonable efforts to perform such tasks within sufficient time to allow DELTA-T to fulfill its obligations under Section 1.1 above in a timely manner. Client will designate **Al Knapp**, an individual, to serve as DELTA-T's primary contact for the work performed under this Agreement. DELTA-T shall be entitled to rely on, and shall proceed according to

the directions of, that individual, or such other individual as Client may from time to time appoint in writing with respect to this Agreement.

1.3 <u>Project Control Responsibilities</u>: Client shall notify DELTA-T promptly of any plan or intent on the part of any actual or potential investors in the Project to form an Owner, or alter the equity or voting structure of an Owner, in such a way that Client would not have sufficient control over such Owner to require it to perform the obligations of Owner described in this Agreement, and to assist DELTA-T in causing such Owner to become a party to this Agreement, or another similar agreement acceptable to DELTA-T. Client agrees that it shall not assist Owner in any way, directly or indirectly, in working with anyone other than DELTA-T in connection with the ethanol technology for the Project except as expressly permitted under this Agreement. Client acknowledges that if it were to provide any Confidential Information (as described in Article 2 below) of DELTA-T to any Owner over which it did not have control that has not agreed to comply with the confidentiality obligations of this agreement, that such Owner would benefit significantly from such information, and Client acknowledges that it understands and will comply strictly with the prohibition on such disclosures set forth in Article 2 below.

ARTICLE 2
CONFIDENTIAL INFORMATION

"Confidential Information" shall mean (i) all inventions, whether patentable or not, all processes, designs, know-how, copyrights and any and all other intellectual property of any kind ("Intellectual Property") and financial and other business information provided by DELTA-T to Client under this Agreement which shall be deemed Confidential Information of DELTA-T and (ii) all business plans, client technology and other sensitive information about the Project disclosed by Client to DELTA-T during the term of this Agreement, which shall be deemed Confidential Information of Client (except to the extent that it consists of Confidential Information of DELTA-T).

Neither Party shall (i) use any Confidential Information of the other except for development, permitting, or financing of the Project as provided under this Agreement, or (ii) disclose any part of the Confidential Information of the other to any person or entity other than its employees who need to have access to such data and who are bound to comply with the confidentiality terms of this Agreement, and as otherwise authorized by the Party providing the Confidential Information. Notwithstanding the foregoing Client may disclose information of the type provided by DELTA-T under Section 1.1 above to third parties to whom it needs to disclose such information to develop the Project, provided that it first obtains a written confidentiality agreement from such party to protect such information to at least the same degree as provided under the agreement attached hereto as Exhibit B. Client may disclose information of the type provided by DELTA-T under Section 1 above to any third party to whom it needs to disclose such information to develop the Project only after such party executes either (i) a written confidentiality agreement with Client to protect such information to at least the same

degree as provided under the agreement attached hereto as Exhibit B, or (ii) a confidentiality agreement directly with DELTA-T in the form attached hereto as Exhibit B, or such other form as DELTA-T may agree. Client shall provide a copy of each such agreement to Delta-T promptly upon execution of the same. Furthermore, Client may disclose Confidential Information, if any, that it needs to disclose in order to comply with any applicable law, rule or regulation *provided that* it takes whatever steps are necessary to protect the confidentiality of such information to the full extent allowed by such law, rule or regulation.

In particular, but without limitation, under no circumstances may Client use any of the Confidential Information to assist it in negotiating or entering into an agreement with any third party to provide any services or technology related to the Project in violation of this Agreement.

Neither Party shall disclose any Confidential Information of the other pursuant to court order or other legal process unless: (i) it is advised by its legal counsel that it is legally required to do so, (ii) it has promptly given the other notice of such order or process so that the other can obtain a secrecy order or other applicable remedy and (iii) it has used all other reasonable means to ensure the confidential treatment of such information, other than seeking a judicial order or other judicial relief.

Notwithstanding anything set forth above, however, neither Party shall have any obligation under this Article 2 with respect to Confidential Information of the other which the receiving Party can show through documentary evidence falls under one or more of the following exclusions: (a) that such information was in its possession prior to receipt from the other; (b) such information was in the public domain at the time of disclosure or thereafter enters into the public domain through no breach of this Agreement by Recipient or is in general use in the trade without violation by Recipient of this Agreement, or violation by any other party of an obligation not to disclose it; or (c) the information is disclosed to the receiving Party by a third party who is under no obligation not to disclose it.

The provisions of this Section shall survive termination of this Agreement until such time, if ever, that it falls under one of the exclusions described in the preceding paragraph.

ARTICLE 3
COMPENSATION

3.1 Basic Design Engineering Services: For the services described in 1.1 above and deliverables identified in Exhibit A, CLIENT shall pay DELTA-T a fee equal to **US$750,000.00** (Seven Hundred and Fifty Thousand US Dollars) which fee ~~has already been~~ shall be paid by CLIENT within 10 days of the date the contract is fully executed.

3.2 Consultants & Delta-T Executive Management: DELTA-T executive management assistance will be provided at no additional cost to the Project

(beyond the fee in section 3.1), except that CLIENT shall be responsible for and reimburse DELTA-T for all pre-approved, reasonably and prudently incurred out-of-pocket expenses incurred by DELTA-T in connection with the performance of such management assistance including, but not limited to, any travel to and from Illinois and room and board expenses in Illinois in support of the Project as further described in Section 3.3 below. Use of mutually agreed-to specialized consultants would be charged at rates agreed to by the Parties.

3.3 Travel and Related Expenses: CLIENT shall bear the cost (up to $50,000.00) of all travel, room and board and related expenses incurred in connection with providing on-site services to the extent provided under Section 1 above, with reimbursement based on actual cost. CLIENT shall pay DELTA-T's reasonable costs in connection with all other such expenses incurred with CLIENT's prior consent. Reimbursement for such expenses are due thirty (30) days after the date of CLIENT's receipt of the invoice therefore.

3.4 Payment and Late Payment Penalty: Payment shall be due hereunder from CLIENT within 30 days after receipt from DELTA-T of an invoice with appropriate detail. CLIENT shall pay DELTA-T a late charge at the lesser of one percent (1%) per month or the highest amount permitted by applicable law on all payments past due.

3.5 Taxes: All costs identified do not include applicable GST and do not include any other applicable federal or provincial sales or other tax. GST, or any other applicable tax, shall be invoiced as a separate item and is payable by CLIENT .

3.5 Continuation of Work: CLIENT agrees that should any payment become overdue by thirty (30) days or more, DELTA-T may at its option cease work under this Agreement without breaching its obligations hereunder.

ARTICLE 4
LIMITED LICENSE OF DELTA-T CONFIDENTIAL INFORMATION

DELTA-T is and shall remain the sole owner of the Confidential Information provided by DELTA-T hereunder, and of the copyrights in all the drawings and other documents provided by DELTA-T under this Agreement. DELTA-T hereby grants Client a limited, non-exclusive, royalty-free license, without right to sublicense, to use the Confidential Information of DELTA-T solely for Client's use in connection with development, permitting, financing, of the Project during the term of this Agreement. DELTA-T reserves to itself all rights not expressly granted under this Article 4. In particular, but without limitation, this license *includes* the right to use any of the Confidential Information to procure bids for construction of a plant based on any of such Confidential Information so long as CLIENT first obtains a written confidentiality agreement from such party to protect such information to at least the same degree as provided under the

agreement attached hereto as Exhibit B. This license specifically does not include the right to use any of the Confidential Information to operate any plant or facility.

ARTICLE 5
EXCLUSIVE RELATIONSHIP

5.1 The Plant: If Client or Owner as the case may be, elects to build the Plant, then it shall enter into a contract with DELTA-T whereby DELTA-T will provide, as a minimum, all services defined in Article 6 below. Additional services, up to and including, DELTA-T providing the Plant on a turn-key fixed-price basis, may be included at the mutual consent of the Parties. During the term of this Agreement Client shall not, and shall not permit Owner or any other party associated with the Project, to enter into, negotiate toward, or take any other action in furtherance of entering into any agreement for provision of the technology, services or equipment to be provided by DELTA-T under the Technology Agreement to be entered into under Article 6 below, or in furtherance of entering into any turnkey engineering, procurement and construction agreement for the entire Plant **("EPC Agreement")** except as permitted under Sections 6 and 7 below.

ARTICLE 6
TECHNOLOGY TRANSFER, ENGINEERING AND PROCUREMENT SERVICES AGREEMENT

Client and DELTA-T shall enter into either a turnkey EPC agreement to provide the entire Plant under mutually agreeable terms ("EPC Agreement"), or a technology transfer, engineering and procurement services agreement ("EPT Agreement") whereby DELTA-T shall, as a minimum, (a) provide engineering services in addition to that provided under Section 1.1 above that may be required to complete the basic process engineering design suitable for capital investment determination and all detail design; (b) review all detailed engineering performed by others in order to assure that it conforms to such suitable process engineering design; (c) provide the procurement services for plant equipment as determined by ETHANEX (d) provide construction observation assistance, operations and maintenance manuals, training and start up assistance services to be specified in the EPC or Technology Agreement; (e) provide a license of the Plant process technology embodied in the basic process engineering design provided by DELTA-T for the purpose of operating the Plant. Such Technology Agreement shall include the following provisions, and such other provisions as the parties deem reasonably appropriate:

Rev
$3,000,000.00 or less if …

DELTA-T shall be paid a engineering, startup and training services fee to be determined based upon the scope of work later agreed upon, plus a one-time technology license fee of ~~$1,500,000.00~~. Additional scope of work items will be quoted by DELTA-T upon substantial completion of Basic Project Development Services listed in Section 1.1 herein.

In addition, DELTA-T shall be paid a 10% fee based on the purchase price of all equipment for which DELTA-T is to provide procurement services.

DELTA-T shall provide Plant process performance warranties that are typical for the industry based on the final plant configuration and selected energy-saving options. DELTA-T shall offer a liquidated damages provision in the event of breach of the Plant process performance per the terms of the Technology Agreement;

Client may retain copies of proprietary information for reference or unencumbered use, in the event of a default by Delta-T under the terms of this agreement.

In performing the Services hereunder, DELTA-T shall not incorporate into the Services any materials, methods, processes or systems which involve the use of any confidential information, intellectual property or proprietary rights which Client does not have the right to use, without payment of royalties, or which may result in claims or suits against Client arising out of infringement of any patent rights, copyrights or other proprietary rights, or the use of confidential information.

DELTA-T agrees to indemnify, defend, and hold Client and any other Client Subsidiary or affiliate ("**Client Indemnitees**") harmless from and against any and all loss, cost, and damage that any Client Indemnitee may hereafter suffer or pay out by reason of any infringement of a patent, copyright, license, trademark, or other intellectual property right based upon Services (including materials and equipment) designed or used by DELTA-T or any of its Subcontractors, suppliers, consultants or vendors.

DELTA-T shall, at its sole expense, promptly defend against any patent indemnity claim or action that alleges Delta-T's technology infringes on any patent, unless directed otherwise by Client, provided that Client shall have notified DELTA-T upon becoming aware of such claims or actions and provided further that DELTA-T's aforementioned obligations shall not apply to Services, Materials and Equipment or processes furnished or specified by Client.

DELTA-T shall have the right, in order to avoid such claims or actions, to substitute, at its expense, non-infringing equipment or processes, or to modify such infringing equipment or processes of the Services so they become non-infringing, or to obtain the necessary licenses to use the infringing equipment or processes provided that such substituted and modified equipment or processes meet all the requirements and are subject to all the provisions of this Agreement.

If Client or DELTA-T is enjoined from completion of the Services or any part thereof, or from the use, operation, or enjoyment of the Services or any part thereof as a result of any claim, legal action, or litigation, DELTA-T shall use reasonable efforts to have such injunction removed promptly at no cost to Client; and Client may, at its option and without thereby limiting any other right it may have hereunder or at law or in equity, require DELTA-T to supply, temporarily or permanently, facilities not subject to such injunction and not infringing any patent or to replace all such facilities or to take such steps as may be necessary to ensure compliance by Client with such injunction, all to the satisfaction of Client and all without cost or expense to Client.

ARTICLE 7
FIRST RIGHT OF REFUSAL

Client has selected Chevron Energy Solutions ("Chevron") as their EPC contractor for the Plant. In the event that Owner does not execute a final EPC agreement with Chevron, Owner shall not enter into a construction agreement with any other party without providing DELTA-T at least thirty (30) days to enter into an agreement for construction of the Plant on the same terms as another party is willing to contractually agree to and owner is willing to accept for the construction of the Plant.

ARTICLE 8
INDEPENDENT CONRACTOR

DELTA-T is an independent contractor, and nothing in this Agreement shall be deemed to make either Party an agent or partner of the other, or to give either Party the right to bind the other in any way.

ARTICLE 9
TERM AND TERMINATION

This Agreement shall commence on the date first above written and shall continue for a period of five (5) years unless earlier terminated as provided in this Article 9. This Agreement may be terminated upon written notice:

> By either Party in case of breach by the other if such breach is not cured within thirty (30) days after receipt of the breaching party of notice of such breach;
>
> By DELTA-T if a) payment is not received by DELTA-T as provided in Article 3 of this Agreement and such breach is not cured with thirty (30) days after receipt of DELTA-T's notice of such breach, or b) Project Financing is not obtained within eighteen (18) months of the date first above written.

Upon termination of this Agreement for any reason (other than expiration or as a result of breach by DELTA-T), the license granted under Article 4 above shall immediately cease, and each Party shall (i) immediately cease use of all Confidential Information of the other, (ii) immediately deliver to the disclosing Party all Confidential Information provided to it by the other, including all copies of the same, and destroy all materials developed by it or any third parties to whom it disclosed such information which was based upon such information, and (iii) certify to the disclosing Party that it has done so. In particular, but without limitation, Client shall promptly advise all actual and potential investors and lenders for the Project and all regulatory authorities to which Confidential Information of DELTA-T has been provided of the termination hereof, and shall

withdraw any applications for financing or permits that were based on the use of DELTA-T's Confidential Information.

ARTICLE 10
DISPUTE RESOLUTION

In the event of any dispute arising under or in connection with this Agreement or with the existence, validity, interpretation, breach or enforcement thereof, either before or after the termination or expiration of this Agreement, the Parties shall, upon the written request of either of them, enter into mediation of such dispute pursuant to the applicable rules of the American Arbitration Association, or such other rules or procedures as they may agree. Neither party shall file suit unless it has first complied with this provision and attempted to resolve such dispute for a period of at least thirty (30) days. Nothing herein contained, however, shall be deemed to prevent either Party from seeking injunctive relief from any court of competent jurisdiction, without necessity of posting bond, in case of a breach of Articles 2, 4, 5, 6 or 7 above. Should litigation arise after complying with the provisions of this paragraph, the losing party will pay legal expenses of the prevailing party in such litigation.

ARTICLE 11
LIMITATION OF DAMAGES AND REMEDY

Client's sole remedy with respect to uncured breach by DELTA-T of any provision of this Agreement (other than breach of Article 2), or with respect to services performed by DELTA-T under this Agreement shall be termination of this Agreement and refund of the portion of the fee, if any, allocable to services not properly performed. DETLA-T's sole remedy with respect to uncured breach by Client of any provision of this Agreement (other than breach of Article 2), shall be termination of this Agreement and payment of amounts due for services if any, allocable to services properly and completely performed. In no case shall either Party be liable for any other damages of any kind, direct, indirect, incidental, consequential, reliance, exemplary or otherwise, with respect to any services performed by it, or to its failure to perform services, under this Agreement. Each Party agrees to indemnify the other Party for claims and liabilities arising from or caused by the negligent or intentional acts, errors, or omissions of the indemnifying Party.

ARTICLE 12
GENERAL TERMS

12.1 Waiver: The failure of either Party to insist on strict performance of any of the provisions of this Agreement or to exercise any right it grants will not be construed as a relinquishment of any right or a waiver of any provision of this Agreement. No waiver of any provision or right shall be valid unless it is in writing and signed by a duly authorized representative of the Party granting the waiver.

12.2 No Assignment: Neither Party may assign or convey this Agreement or its obligations hereunder without the other's prior written consent, except that either Party may assign this Agreement to a lender, an affiliate formed to own the project, or a purchaser of a controlling interest in its capital stock or of substantially all of its assets as long as the purchaser agrees to comply with all the selling Party's obligations set forth herein. [Notwithstanding the foregoing, Client shall have the right to assign this Agreement and its rights and obligations hereunder, to Chevron ES or any substitute EPC Contractor which Client contracts with to construct the Plant.]

12.3 Governing Law: This Agreement shall be governed and construed in accordance with the laws of the state of **Missouri** without regard to its choice of law rules.

12.4 Notices: Notices and other communications required or allowed by this Agreement shall be in writing and sent by U.S. mail, express carrier, by hand, or by facsimile transmission as follows:

If to DELTA-T, to:	DELTA-T Corporation, 323 Alexander Lee Parkway Williamsburg, Virginia 23185 FAX: (757) 229-1705 Attn: Mr. Robert L. Swain, Vice President
If to CLIENT, to	Ethanex Energy Inc. 14500 Parallel Road, Suite A Basehor Kansas 660007 FAX Attn: Al Knapp

or such other addresses as a Party may specify by proper notice.

Each notice so given shall be deemed delivered, if by mail upon the third business day after mailing, if by courier, upon delivery by the courier, and otherwise upon receipt by the Party to whom notice is sent.

12.5 Survival: The provisions of Articles 2, 10 and 11 above shall survive termination or expiration of this Agreement, and Articles 5.2 and 7 shall survive except in case of termination by Client for material breach by DELTA-T.

12.6 Severability: If a court of competent jurisdiction determines that any portion of this agreement is illegal, unenforceable or invalid, then that portion shall be considered to be removed from this agreement, the remainder shall remain in full force and effect, and the Parties shall cooperate to modify the

Agreement to cause it to conform to the original language of the Agreement to the extent consistent with the finding of the court.

12.6 Entire Agreement: Except for the provisions pertaining to confidentiality which are supplemented by this Agreement, this Agreement constitutes the entire agreement between the Parties relating to its subject matter, and supersedes all prior representations, understandings and agreements, written or oral, express or implied. The Agreement can be modified only by written agreement executed by authorized representatives of each Party.

IN WITNESS whereof the Parties have executed this Agreement on the dates set forth below.

DELTA-T CORPORATION		**Ethanex Energy Inc.**	
By:	Robert L. Swan	**By:**	Albert W. Knapp
Printed Name:	Robert L. Swan	**Printed Name:**	ALBERT W. KNAPP
Title:	Vice President	**Title:**	PRESIDENT & CEO
Date:	September 25, 2006	**Date:**	September 22, 2006

Exhibit A

SCHEDULE A PACKAGE	
Preliminary Site Plan	DELTA-T
Preliminary Project Schedule	DELTA-T
System Design Specifications	DELTA-T
Facility Process Flow Diagram	DELTA-T
Facility Mass and Energy Balances	DELTA-T
Production & Utility Consumption	DELTA-T
Preliminary Piping & Instrument Diagrams	DELTA-T
Major Equipment List	DELTA-T
Major Equipment Data Sheets	DELTA-T
Preliminary Motor List	DELTA-T
Preliminary Instrument List	DELTA-T
Preliminary Valve List	DELTA-T
Preliminary Pipeline List	DELTA-T
Preliminary Plant Equipment Specifications	DELTA-T
Manual Valve Technical Specifications	DELTA-T
Instrumentation Installation Details	-
Control System Preliminary Design & Technical Specification	DELTA-T
Plant Equipment Arrangements	DELTA-T
Piping Technical Specifications	DELTA-T
Equipment Installation Technical Specifications	DELTA-T
Instrument Installation Technical Specifications	DELTA-T
Site Geotechnical Data	CLIENT
Environmental Permit Applications	CLIENT
Preliminary Process Safety Review (PSM)	CLIENT
Prepare BATF Permit Applications	CLIENT
Verify Design Code Compliance	CLIENT
Fire Suppression System Preliminary Design	CLIENT
Non-Process Area System Preliminary Specifications	DELTA-T

EXHIBIT B
NON-DISCLOSURE AGREEMENT FOR VENDORS AND CONTRACTORS

This Agreement is entered into this day of , 200 by and between Delta-T Corporation, a corporation organized under the laws of the Commonwealth of Virginia of the United States of America ("Delta-T"), and a corporation organized under the laws of Recipient"), each of which may be referred to herein individually as a "Party" and collectively as "Parties".

WHEREAS, Delta-T is in the business of designing, developing and constructing equipment and facilities which perform a wide range of chemical process applications including, without limitation, ethanol production and refining, fermentation, evaporation, distillation, dehydration, adsorption, chemical separations, membrane filtration, and waste treatment, and

WHEREAS, Recipient is in the business of supplying goods and/or services useful in the construction of ethanol plants or distillation dehydration units in USA, and Recipient is a supplier, or bidder, for the supply of such goods or service for such facilities, and

WHEREAS, in order to supply, and/or bid on supply of, such goods and materials Recipient will need to receive confidential information of Delta-T,

IN CONSIDERATION of the mutual terms and conditions of this Agreement, and other good and valuable consideration receipt of which is hereby acknowledged, Delta-T and Recipient agree as follows:

1. Confidential Information:

1.1 Definition of Confidential Information: "Confidential Information" shall mean (a) all information about or related to the business of Delta-T, including without limitation, plans, customers or customer lists, operating costs, prices it has offered or obtained for its products or technology, and (b) all technical information, including without limitation processes, inventions, designs, drawings, methods, systems, test data, and specifications, which is disclosed to Recipient by Delta-T, Delta-T's Customer or others in connection with the Project, whether disclosed orally, visually or in written or other tangible form.

1.2 Exclusions: "Confidential Information" shall not, however, include information that Recipient can demonstrate by documentary evidence: (a) was in its possession prior to receipt from Delta-T; (b) was in the public domain at the time of disclosure or thereafter enters into the public domain through no breach of this Agreement by Recipient or is in general use in the trade without violation by Recipient of this Agreement, or violation by any other party of an obligation not to disclose it; or (c) is disclosed to Recipient by a party other than Delta-T or Delta-T's Customer who is under no obligation not to disclose it.

2. No Use or Disclosure:

2.1 General Restrictions: Recipient shall not, without Delta-T's express written consent: (a) divulge, disclose or communicate any Confidential Information to anyone other than employees of the Recipient who have a need to have access to such information in order to fulfill the purpose set forth above; (b) make any copy of any such information; or (c) use any Confidential Information for any purpose other than the purposes set forth above. Recipient shall take all reasonable steps to protect the Confidential Information from improper use or disclosure, and shall in no case use less care to protect Confidential Information of Delta-T than it uses to protect its own proprietary or confidential information.

2.2 Disclosures Required by Court Order: If Recipient is required to disclose any Confidential Information by applicable law, regulation or legal process, Recipient shall provide Delta-T notice of such request or requirement and copies of all documents relevant to the request or requirement. Recipient shall give such notice promptly, and in sufficient time to allow Delta-T to seek a protective order or other applicable remedy. Recipient shall not disclose any Confidential Information due to a requirement of law, regulation or legal process unless: (a) it has first given the notice required by this Section 2.2 and Delta-T has either given Recipient written permission to disclose it, or Delta-T has failed to respond to Recipient's notice at least 24 hours prior to the time that Recipient is required to make such disclosure; (b) it is advised by written opinion of its counsel that it is legally required to disclose such information; and (c) it has used its best efforts to obtain all reasonable assurances from the party or parties to whom the information is to be disclosed that the information will not be used or disclosed for any purpose other than the purpose for which the applicable law, regulation or legal process requires its disclosure.

3. Designation of Person with Administrative Responsibility: Recipient shall designate one of its employees to be responsible for administration of Recipient's compliance with its obligations under this Agreement and shall advise Delta-T in writing of such employee's name, title and personal address within four (4) business days of any change of such designation. Until further notice, the individual so designated is as follows:

Name:
Title:

4. Term and Termination: The term of this Agreement shall commence on the date first written above and shall continue until terminated by notice in writing by either Party to the other, but Recipient's obligations under Section 2 of this Agreement shall survive with respect to all Confidential Information disclosed hereunder until such time, if ever, that such information falls into one or more of the exclusions set forth at Section 1.2 above. Within thirty days of termination of this Agreement Recipient shall, without request by Delta-T, deliver to Delta-T all of the Confidential Information that it received

from Delta-T in tangible form, and all copies thereof, shall destroy all documents and other tangible items containing any of such Confidential Information and shall certify to Delta-T in writing that it has done so.

5. **No License or Other Rights:** Nothing in this Agreement shall constitute or otherwise be construed as granting to Recipient any interest or license in any Confidential Information, or creating any obligation on the part of any of the parties hereto to enter into any further agreement or business arrangement.

6. **Remedies for Breach:** Recipient agrees that any breach by it of this Agreement shall cause Delta-T irreparable harm. Accordingly, and in addition to any other remedies that Delta-T may have at law or in equity, Delta-T shall be entitled to obtain injunctive relief against Recipient to prevent any continuing breach, and without posting or filing any bond or other security. All costs, expenses and attorney's fees resulting from the litigation or arbitration of any claim under this Agreement shall be paid by the losing party to the prevailing party.

7. **Arbitration:** All disputes arising under or in connection with this Agreement or the existence, validity, interpretation, breach or enforcement thereof, shall be finally resolved by binding arbitration, except for matters for which Delta-T seeks injunctive relief, which may be brought before any court of competent jurisdiction. All such arbitrations shall be conducted under the rules of Conciliation and Arbitration of the International Chamber of Commerce current at the time that request for arbitration is made, or such other rules as the Parties may agree in writing within thirty (30) days of the date of request by the other Party or Parties. The place of arbitration shall be as the Parties agree in writing within thirty (30) days of the date of notice of the request for arbitration, and in the absence of agreement, in Tampa Florida. The Parties agree that the arbitrator will permit each party (1) to call and question any witness, including any expert witness, and to cross-examine any witness called by its opponent, and (2) to request its opponent to produce any relevant documents or evidence prior to or at any hearing. In case of a dispute involving $750,000 or more, the arbitral panel shall, at the request of either Party, consist of three arbitrators. The arbitral award will be the exclusive remedy of the Parties for all claims, counterclaims, issues or accountings presented or pled to the arbitrators. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the Party that resists its enforcement.

8. **Export Control:** Recipient agrees that, except as allowed under applicable U.S. Export license provisions, no technical information furnished to it hereunder shall be disclosed by it to any non-U.S. national, firm, or country, including foreign nationals employed by or associated with such party, nor shall such party allow any re-export of any technical information without first complying with all applicable U.S. Government export control laws and regulations.

9. **General Provisions:**

9.1 <u>Assignment</u>: This Agreement may not be assigned by Recipient to any other party.

9.2 <u>Choice of Law</u>: This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia, United States of America.

9.3 <u>Notices</u>: Any notice required or permitted to be given under this Agreement shall be given in writing and shall be addressed:

If to Delta-T, to: Delta-T Corporation
323 Alexander Lee Parkway
Williamsburg, VA 23185-5796

Attn: Vice President, Operations

If to Recipient, to:

Attn:

9.4 <u>Survival of Terms</u>: Recipient's obligations under Section 2 of this Agreement shall survive as provided in Section 4, and the Parties obligations under Section 6 and 7 of this Agreement shall survive termination of this Agreement.

9.5 <u>Severability</u>: If for any reason a court of competent jurisdiction or an award in arbitration finds any provision of this Agreement to unenforceable, the Parties agree that they shall amend this Agreement to allow for enforcement to the maximum extent enforceable and the remainder of this Agreement shall continue in full force and effect.

9.6 <u>Language</u>: The language of this Agreement shall be English, and all communications and notices required or permitted to be made hereunder, and any dispute resolution proceeding related to a dispute resolved under Section 7 above, shall be conducted in English.

9.7 <u>Headings and Captions</u>: The headings and captions in this Agreement are for convenience only and are not to be considered in construing this Agreement. All references to any article, section or paragraph numbers shall be deemed to be references to an article, section or paragraph of this Agreement unless otherwise expressly stated.

9.8 <u>Complete Agreement</u>: This Agreement and sets forth the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any prior Agreement related to thereto. No addition or amendment may be made to this Agreement except by a writing signed by both Parties.

9.9 **<u>No Waiver:</u>** Failure by any Party to enforce any provision of this Agreement with respect to any breach thereof, shall not be deemed a waiver of any right to enforce any other breach of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their authorized representatives.

Delta-T Corporation		**[company name]**	
By:	______________________	By:	______________________
Printed Name:	______________________	Printed Name:	______________________
Title:	______________________	Title:	______________________
Date:	______________________	Date:	______________________